Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation
For further information contact:
Katie Hayes, Investor Relations @ 630 - 574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

STRONG 2010 THIRD QUARTER

Nine Month EBITDA Exceeds Record Full Year 2009 EBITDA

Company Increases 2010 EBITDA Guidance to $95-$100 Million

Oak Brook, Illinois – November 2, 2010 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the three and nine months ended September 30, 2010.

Commentary

President & Chief Financial Officer Bruce Biemeck said, “Great Lakes had another outstanding quarter, resulting in net income attributable to Great Lakes for the first nine months of $27.8 million, exceeding full year 2009 results. Traditionally a slower period for the industry, this year’s third quarter was particularly strong as berm work related to the Deepwater Horizon oil spill increased fleet employment. We are proud to be part of this important undertaking, constructing the sand berms off the Louisiana coast, which will continue through at least the fourth quarter of this year. In addition, during the third quarter the hopper dredge Reem Island mobilized to Brazil and began work on a deepening project in the Port of Natal, representing our first project in over ten years in this growing market.”

Chief Executive Officer Jonathan Berger added “We are very pleased with the momentum we are seeing in the business and encouraged with the opportunities looking forward. The strength of the Company’s operating management gives us confidence in the ability of this organization to harvest attractive growth opportunities in existing businesses as well as outside of our traditional base. Identifying where these opportunities exist and how best to pursue them are primary objectives of our management team.

“The consistently strong cash flow generated by the Company during the past year has enabled Great Lakes to reduce its net debt (long-term debt less cash on hand) from $183 million at December 31, 2009 to $96 million at September 30, 2010. The increased financial flexibility which this trend affords the Company is a key element of implementing a strategy designed to build on our core competencies in a broadened operating framework.”

2010 Third Quarter Operating Results

	Q3 2010	Q3 2009
Revenue	$173.3 million	$140.0 million
Increase	24%

This strong performance resulted from sizable increases in both domestic capital dredging and demolition revenue. The growth in capital dredging revenues was driven by work on the construction of sand berms off the coast of Louisiana, which accounted for approximately $60 million of the quarter’s revenue. The demolition segment has experienced an increase in activity throughout 2010 with third quarter revenue more than double that of the 2009 third quarter. Foreign revenue levels in the Middle East have stabilized since a decline in activity in that region during the second half of 2009.

	Q3 2010	Q3 2009
Gross Profit	$32.7 million	$17.1 million
Gross Profit Margin	18.9%	12.2%

Gross profit and gross profit margin (gross profit divided by revenue) increased primarily due to higher employment of the domestic fleet. 2009 gross profit was negatively impacted by the mobilization of two vessels from the Middle East to the domestic market and performance of required dry dock service for three other dredges.

	Q3 2010	Q3 2009
Operating Income	$16.1 million	$5.1 million
Increase	216%

Operating income increased substantially from the year earlier period, despite the $4.8 million increase in general and administrative expenses. Included in this quarter’s general and administrative expenses is recognition of $4.4 million of management reorganization expense, including severance and legal costs.

Interest expense of $3.3 million was relatively unchanged from the third quarter of 2009.

	September 30, 2010	September 30, 2009
Net Debt	$96.0 million	$182.7 million

The significant decrease in net debt was driven by continued strong cash flow from operations. Great Lakes had cash and cash equivalents of $79.0 million as of September 30, 2010. Outstanding debt at that date consisted of $175 million of 7 3/4% senior subordinated debt and performance letters of credit of $23.7 million, including $15.4 million of which were issued under the Company’s $145 million revolving credit facility. The revolving credit facility, which matures in June 2012, includes an $85 million sublimit for the issuance of letters of credit. At September 30, 2010 the Company had $130 million of borrowings available under this facility.

	Q3 2010	Q3 2009
Net Income attributable to Great Lakes	$7.7 million	$1.7 million
Per Diluted Share	$0.13	$0.03

EBITDA (as defined below) for the quarter was almost double the 2009 third quarter.

	Q3 2010	Q3 2009
EBITDA	$24.1 million	$12.9 million
Increase	87%

Nine-Months Ended September 30, 2010

	YTD 9/30/2010	YTD 9/30/2009
Revenue	$514.9 million	$461.7 million
Increase	11.5%

Revenues increased primarily as a result of higher domestic dredging activity in capital and beach dredging projects that more than offset declines in the domestic maintenance and foreign markets.

	YTD 9/30/2010	YTD 9/30/2009
Gross Profit	$97.8 million	$72.7 million
Gross Profit Margin	19.0%	15.7%

Gross profit margin strengthened largely due to higher 2010 third quarter revenues compared to the same quarter last year, favorable contract margins on a number of domestic projects and improved demolition revenue. Additionally, 2009 gross profit margin was negatively impacted by a reduction in contract margin resulting from the restructuring of the contract for the Company’s large reclamation project in Bahrain in the 2009 first quarter.

	YTD 9/30/2010	YTD 9/30/2009
Operating Income	$55.7 million	$38.3 million
Increase	45%

Interest expense for the nine-month period ended September 30, 2010 decreased by $2.7 million to $9.5 million due to minimal utilization of the Company’s revolving credit facility and a $2.2 million gain from its interest rate swaps, versus a $0.3 million gain last year.

	YTD 9/30/2010	YTD 9/30/2009
Net Income attributable to Great Lakes	$27.8 million	$16.4 million
Per Diluted Share	$0.47	$0.28

Net income attributable to Great Lakes Dredge & Dock increased 69.5% from a year earlier.

	YTD 9/30/2010	YTD 9/30/2010
EBITDA	$81.5 million	$64.0 million
Increase	27.3%

Bid Market & Backlog

The domestic dredging bid market for the third quarter of 2010 totaled $356 million, resulting in $658 million of work having been awarded in the first nine months of this year. This year’s bid market is down compared to the same nine-month period in 2009 as last year’s $845 million domestic bid market included a substantial number of federal stimulus-funded maintenance projects.

Great Lakes has won 90% of the beach nourishment projects awarded to date in 2010, which totaled $34.4 million, as well as 22%, or $76 million, of the maintenance projects. In addition, the Company has won 16%, or $42.6 million, of capital projects bid to date, including two in Florida during the third quarter. Year to date the Company has won 23% of the overall domestic bid market, down from its average win rate over the last three years of 46%. Competitive factors and equipment utilization/deployment can result in significant variability in bid results in any given period.

This bid market data excludes work related to the construction of berms off the coast of Louisiana in response to the Deepwater Horizon oil spill in the Gulf of Mexico. BP has committed $360 million to fund the construction of these berms. The berm construction project is being managed by Shaw Environmental & Infrastructure Inc., (Shaw). Great Lakes and other domestic dredging companies are working on this project under contracts with Shaw.

The Company’s dredging backlog was $221 million as of September 30, 2010 compared with $365 million at December 31, 2009. This decline is due primarily to two factors. First, the Company has experienced a lower than average win rate in 2010. Second, foreign markets have remained sluggish over the last two years.

The September 30, 2010 and December 31, 2009 dredging backlog does not reflect approximately $57 million and $32 million, respectively, of domestic low bids pending award, additional phases (“options”) pending on projects currently in backlog and the remaining option on the Diyar contract. Since September 30, 2010, $33 million of these low bids pending award and the Diyar contract, valued at over $46 million, have been awarded and added to backlog.

Demolition services backlog at quarter-end more than tripled to $54.9 million, from $16.4 million at year end, reflecting the Company’s continuing progress in expanding into new markets, specifically New York, and a recent increase in activity in the Boston area.

Subsequent to quarter end the Company was low bidder on over $45 million in domestic dredging projects and a demolition project in Louisiana for approximately $30 million. All of these projects will be added to backlog when signed and will be worked on in 2011.

Commentary

Jonathan Berger continued, “2010 will be another record year for Great Lakes. The first half results were driven by the Company’s performance at better than estimated margin levels as a result of favorable dredge employment and efficient project execution. Being able to meet the demand for berm-related dredge activity on a timely basis during the year has enabled the Company to keep its fleet employed domestically as economies in the Middle East regain their footing and prepare to resume major capital projects which are expected to have significant dredging requirements.

“Although these foreign projects may be of a lesser scope than those we have seen in the past, we continue to expect higher activity levels to return to the region during 2011. We are also excited about entering the Brazilian market where our hopper dredge Reem Island began a deepening project in the Port of Natal in the third quarter. We are optimistic there will be additional projects in this region going forward.

“The demolition business had a strong third quarter as evidenced by revenue nearly double what it was in the first half of the year while still maintaining a backlog of over $50 million. We currently see this business continuing to gain momentum into the fourth quarter and next year.

“With regard to the domestic market for 2011, we could see as much as $100 million of capital work come out for bid related to projects in the Barrier Islands and associated coastal restoration work. The oil spill in the Gulf has increased awareness with regard to the need to protect shorelines. In addition, we currently expect more than $200 million in beach projects to be bid in the next 12 months.”

Financial Outlook

•	EBITDA Guidance for Full Year 2010 $95 to $100 million

Bruce Biemeck concluded, “Based on the year-to-date results, we are increasing our full year 2010 EBITDA guidance to a range of $95 to $100 million. We anticipate a solid fourth quarter, acknowledging possible weather risk. During the fourth quarter, we will mobilize several vessels to new projects and address maintenance and repair needs within our fleet which, while lowering fourth quarter revenue, will maximize the efficiency of these vessels during 2011. As we end 2010, we look forward to delivering another record year to our stakeholders.”

Resignation of Board Member

Thomas Souleles, a member of Great Lakes’ board of directors since prior to becoming a public company, has decided to resign effective at year end. Jon Berger noted “Tom has been a terrific board member and will be missed. He has been a guiding force in driving Great Lakes from a private equity backed entity to a public company. Tom is a good friend to many of us both professionally and personally. We all wish Tom the best.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement. EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. (For further explanation, please refer to the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 2nd at 9:00 a.m. CDT. The call in number is 866-356-4281 and passcode is 69721781. The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website. The conference call will be available by replay for two weeks, by calling 888-286-8010 and providing passcode 84048825.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 120-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the U.S. industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2009, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Condensed Consolidated Statement of Operations

(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$173,333	$140,029	$514,868	$461,687

Gross profit	32,695	17,067	97,768	72,662

General and administrative	(16,535)	(11,755)	(41,761)	(33,745)
Amortization of intangible assets	(105)	(193)	(323)	(579)

Operating income	16,055	5,119	55,684	38,338

Other income (expense)
Interest expense- net	(3,302)	(3,242)	(9,517)	(12,240)
Equity (loss) in joint ventures	81	163	(772)	(402)

Income before income taxes	12,834	2,040	45,395	25,696

Income taxes	(5,113)	(885)	(18,107)	(10,687)

Net income	7,721	1,155	27,288	15,009

Net loss attributable to noncontrolling interests	(36)	540	531	1,431

Net income attributable to Great Lakes Dredge & Dock Corporation	$7,685	$1,695	$27,819	$16,440

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.13	$0.03	$0.47	$0.28
Basic weighted average shares	58,698	58,506	58,616	58,498

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.13	$0.03	$0.47	$0.28
Diluted weighted average shares	58,901	58,688	58,818	58,577

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to EBITDA

(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income attributable to Great Lakes Dredge & Dock Corporation	$7,685	$1,695	$27,819	$16,440
Adjusted for:
Interest expense, net	3,302	3,242	9,517	12,240
Income taxes	5,113	885	18,107	10,687
Depreciation and amortization	8,027	7,106	26,020	24,588

EBITDA	$24,127	$12,928	$81,463	$63,955

Great Lakes Dredge & Dock Corporation

Selected Balance Sheet Information

(Unaudited and in thousands)

	As of
	September 30,	December 31,
	2010	2009
Cash and cash equivalents	$79,031	$3,250
Total current assets	250,541	232,436
Total assets	671,198	665,426
Total short-term debt	401	1,200
Total current liabilities	129,351	141,149
Long-term debt	175,000	186,000
Total equity	270,707	244,549

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net cash flows provided by operating activities	$32,669	$21,780	$108,314	$34,111

Great Lakes Dredge & Dock Corporation

Revenue and Backlog Data

(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues (in thousands)	2010	2009	2010	2009
Dredging:
Capital—U.S.	$104,092	$43,660	$220,343	$135,858
Capital—foreign	20,917	25,264	60,129	115,040
Beach	4,180	23,152	85,884	46,298
Maintenance	19,918	36,299	97,391	126,002

Dredging Revenue	149,107	128,375	463,747	423,198
Demolition	24,226	11,654	51,121	38,489

Total Revenue	$173,333	$140,029	$514,868	$461,687

	As of
	September 30,
Backlog (in thousands)	2010	2009
Dredging:
Capital—U.S.	$143,207	$211,392
Capital—foreign	29,285	58,158
Beach	17,702	36,986
Maintenance	31,190	94,925

Dredging Backlog	221,384	401,461
Demolition	54,878	18,645

Total Backlog	$276,262	$420,106

Great Lakes Dredge & Dock Corporation

Full Year EBITDA Guidance Reconcilation to Net Income

For the Year Ended December 31, 2010

	Lower	Upper
Estimated Net income attributable to Great Lakes Dredge & Dock Corporation	$30,000	$34,000
Adjusted for estimated:
Interest expense, net	12,000	12,000
Income taxes	19,000	20,000
Depreciation and amortization	34,000	34,000

EBITDA Guidance	$95,000	$100,000